Exhibit 10.3

LOGISTICS

SERVICE AGREEMENT

BETWEEN THE UNDERSIGNED

EASYDIS, a French simplified joint-stock company [Société par Actions Simplifiée] with capital of €960,000, whose registered address is located at 1 Esplanade de France, 42008 SAINT ETIENNE, registered with the Trade and Companies Register of SAINT ETIENNE under the number 383 123 874,

Duly represented herein by its Managing Director, Mr. Rémi AUZANNEAU

Hereinafter referred to as “EASYDIS” or “THE SERVICE PROVIDER”

PARTY OF THE FIRST PART

AND

CDISCOUNT, a French public limited company [Société Anonyme] with capital of €5,162,154.62, whose registered address is located at 120-126 Quai de BACALAN, 33000 Bordeaux, registered with the Trade and Companies Register of BORDEAUX under the number 424 059 822,

Duly represented herein by its Supply Chain Manager, Pierre-Yves ESCARPIT

PARTY OF THE SECOND PART

Hereinafter referred to as “CDISCOUNT” or “THE CLIENT”

Hereinafter referred to as “The Parties”

PREAMBLE:

CDISCOUNT is a trade name of the Casino Group, specialised in e-commerce.

EASYDIS, on the other hand, is a logistics subsidiary of the Casino Group, and is specialised in storing goods.

The two companies declare that they are prepared to collaborate in order to meet the obligations of this Agreement, and its specifications and appendices.

This Agreement, as it is defined below, constitutes the entire indivisible agreement between the parties.

ARTICLE 1 / DEFINITIONS

For the performance of this Agreement and the Specifications, the terms and expressions with a capital letter are to be understood as follows. The same words and expressions written without a capital letter are to be understood according to their standard meaning.

AGREEMENT	This logistics service agreement, the specifications, the other appendices and possible amendments thereto.

THE PRODUCTS

The Products concerned are “non-food products weighing more than 30 kg and/or with a length of more than 2 metres”, representing approximately 1,800 items. The number of these items is likely to change according to the conditions set out in the Agreement.

DELIVERY POINT	Refers to CDISCOUNT’S pick-up points (collection and delivery) or, more generally, any location designated by CDISCOUNT.

SITE	Refers to the platform or warehouse operated by EASYDIS for the performance of the Agreement.

Geographic address of the site assigned for the performance of the Agreement:
ZAC de l’Orme
42162 ANDREZIEUX BOUTHEON

SATELLITE	Refers to the platform(s) or warehouses run by one of CDISCOUNT’S subcontractors and operationally managed by EASYDIS for the performance of the Agreement.

Geographic address of the satellite Site assigned for the performance of the Agreement on the date of signing the Agreement: ZI la Plaine Rue Charles Nungesser VEAUCHE (42340)

QUANTITATIVE CHECK	Refers to the inspection made by EASYDIS on site and at the satellite with regard to the quantities delivered for CDISCOUNT.

QUALITATIVE CHECK	Refers to the inspection carried out by EASYDIS when receiving the products, with the aim of verifying their compliance with regard to the order placed by CDISCOUNT with the supplier.

SUPPLIERS

This refers to CDISCOUNT’S suppliers who are responsible for its supply of Products on the Site and whose invoices are sent to CDISCOUNT for payment. EASYDIS will be the custodian of the products which remain the property of CDISCOUNT.

SPECIFICATIONS

Document included in Appendix 1 of the Agreement and listing all of the data provided to EASYDIS in order to carry out its service, namely specifications, processes, procedures, methods of performing checks, definition of the Products, etc.

ARTICLE 2 / OBJECT

CDISCOUNT entrusts EASYDIS, which accepts according to the conditions set out in this Agreement, and in the Specifications and the appendices, to provide all services, from receipt of the Products on the Site until they are handed over to the freight forwarders (in particular, reception, warehousing, storage, preparation and shipment thereof), in order for them to be delivered to the delivery points designated by CDISCOUNT.

ARTICLE 3 / PRODUCTS OBJECT OF THE AGREEMENT

The Products, object of this Agreement, are defined in article 1 hereunder. The services of EASYDIS may be extended to products other than those referred to in article 1, after mutual consultation between the parties leading to the signing of an amendment or a new agreement, depending on requirements.

In such a case, the parties will meet in order to agree together on the amendments to be made to this Agreement and, in particular, on the period of time necessary for integrating these products into the EASYDIS Site.

ARTICLE 4 / CONDITIONS FOR PERFORMING THE SERVICES

EASYDIS undertakes to provide the services in compliance with the French and EU laws in force, as well as standard professional practices governing its activity.

EASYDIS undertakes, for the provision of its services, to comply with all points of the Specifications attached to this Agreement.

EASYDIS certifies that it has the structure, internal procedures, and all the human and material resources necessary to perform the service object of this Agreement.

EASYDIS is aware of its general obligation to provide information and advice and to warn CDISCOUNT regarding the logistics service that it provides under this Agreement. In turn, CDISCOUNT undertakes to keep EASYDIS closely informed of any and all changes that may have an impact on carrying out its logistics operations, object of the service.

ARTICLE 5 / STATUS OF THE EASYDIS SERVICES

The services, object of the Agreement, consist of:

•                  Operational management of the satellite run by a CDISCOUNT service provider

•                  Unloading and reception at the EASYDIS Site of products coming from the CDISCOUNT suppliers and checking these products according to the procedures established in the Specifications

•                  Warehousing of these products at EASYDIS’ Site or at its service providers’ site

•                  Maintenance, preparation and storage of the orders to be provided to freight forwarders in the conditions set out in articles 6, 7, 9 and 10

•                  Management, preservation and maintenance of stock (namely inspection, inventory, etc.)

•                  Receipt and issue of customer orders made via the GOLD online system

•                  Providing customer orders to the freight forwarders in charge of their delivery such that the products can be loaded and dispatched in normal conditions by the freight forwarders

•                  Exchange of EUROPE palettes on a one-for-one basis with the CDISCOUNT supplier at the time of delivery at the Site

•                  The administrative processing of the claims procedures with regard to the suppliers and freight forwarders delivering to the EASYDIS Site or to the satellite is carried out by CDISCOUNT

Any additional service will be subject to an amendment to this Agreement.

ARTICLE 6 / RECEPTION OF THE PRODUCTS

EASYDIS undertakes to assume full and complete responsibility for supervising the unloading of the products when they are delivered to the Site at the reception times defined between the parties, carried out by its staff and with its own equipment, within the limit of the site’s maximum capacity.

EASYDIS shall carry out visual qualitative and quantitative checks of the Products, such as defined in the Specifications, in the name of and on behalf of CDISCOUNT, based on the purchase orders, the receiving documents and on its own observations, and in the event of damage during transportation, or a missing item, will make the reserves that it deems appropriate within the deadline and in the manner set out in article L. 133-3 of the French Commercial Code.

ARTICLE 7 / WAREHOUSING

EASYDIS undertakes to set apart the stocks of products belonging to CDISCOUNT in conditions that enable it to always accurately identify them as belonging to CDISCOUNT. These conditions are defined in the Specifications attached to this Agreement.

In accordance with the Agreement, EASYDIS is custodian of the stock belonging to CDISCOUNT. As such, throughout the Agreement, EASYDIS undertakes to maintain any surveillance and security system so as to implement the means aimed at keeping the stock free of any damage (breakage, fire, loss, theft or other).

It is expressly stipulated that EASYDIS will not assume any responsibility with regard to the intrinsic qualities (sanitary or other) of the Products, said products being selected by CDISCOUNT, which purchases them according to the terms and conditions exclusively agreed by it and its suppliers, regardless of the origin, except for deliberate fault or gross negligence on the part of EASYDIS in the performance of its service.

As regards the intrinsic qualities of the products, CDISCOUNT guarantees EASYDIS and its insurers against any action brought by third parties on this matter, and, as such, it undertakes to take all appropriate measures with regard to its insurers.

CDISCOUNT recognises, where required, that the inspection of the products upon reception at the Platform is limited to the operations and procedures defined in the Specifications and thus shall not involve a general obligation of compliance of the Products at the expense of EASYDIS, in its simple capacity as custodian.

During any seizure targeted at CDISCOUNT and carried out on the Site by a ministerial officer or a duly authorised administrative body, EASYDIS expressly undertakes to indicate to any intervening party (bailiffs, etc.) that the physical stock of the Products belongs to CDISCOUNT and shall warn the latter by any means, according to the urgency of the situation (email, fax).

During any seizure targeted at EASYDIS or a third party to the Agreement and carried out on the Site, EASYDIS expressly undertakes to indicate to any intervening party (bailiffs, etc.) that the physical stock of the Products belong to CDISCOUNT and shall do whatever is within its means to prevent these Products from being seized.

ARTICLE 8 / UNDERTAKINGS BY CDISCOUNT AND EASYDIS

CDISCOUNT shall generate the level of its stocks of Products from the Platform, whereas EASYDIS shall not incur any liability in the case of breakage, unless such breakage is the result of a proven error attributable to EASYDIS in the computer processing or physical handling of the flows.

CDISCOUNT undertakes to promptly inform EASYDIS of any additions and/or modifications to Products, and shall do so by fax or any other written means, within a maximum period of twenty-four hours before such additions or modifications are implemented.

CDISCOUNT and EASYDIS undertake to comply with the provisions of the Specifications and Appendices of this Agreement which form an integral part of their agreements. In this regard, each of the parties specially undertakes to collaborate loyally and in good faith in implementing these procedures and, as necessary, adapting them with the aim of arriving at the implementation of the best technique at competitive costs.

ARTICLE 9 / CUSTOMER QUALITY — MANAGEMENT OF STOCKS

The quality of service for its end customers and the reliability of its stocks are fundamental requirements and priority objectives of CDISCOUNT.

As such, EASYDIS, in collaboration with CDISCOUNT, shall employ all means necessary to measure the quality of the service, such as it is defined in the Specifications.

Any and all anomalies observed (breakages, deviations of stock) between the reception of the product and its shipment will be analysed jointly by the parties.

As a service provider, EASYDIS undertakes to provide the supervisor of the Cdiscount site with the GOLD access codes or with any other tool necessary for tracking the activity.

ARTICLE 10 / ORDERS

In accordance with that indicated in the Specifications, it is agreed that EASYDIS undertakes to:

•                  Prepare the orders by removing the products from CDISCOUNT’S stock

•                  Pack the products on palettes or any other support validated by both parties

The deadlines for preparing the orders and for scheduling collections are defined in the Specifications.

ARTICLE 11 / PRICE — INDEXING

The services are invoiced out according to the prices and conditions agreed between EASYDIS and CDISCOUNT as set forth in Appendix 2 “Pricing” in the Agreement, and in accordance with the legal and regulatory provisions.

ARTICLE 12 / PAYMENT

In order to be accepted by CDISCOUNT, in addition to the legal disclaimers, the invoice must indicate the following information:

•                  Fixed costs

•                  Variable costs

•                  Volumes invoiced

•                  Quantities shipped per day

CDISCOUNT shall pay EASYDIS by Bankers’ Automated Clearing Services issued and written out exclusively payable to the order of EASYDIS within sixty days of the invoice date.

In the event of failure to make payment within the deadline stipulated, EASYDIS shall be entitled to apply late payment charges calculated at the rate of three times the statutory interest rate.

ARTICLE 13 / CONTINUITY OF SERVICES

EASYDIS undertakes to ensure continuity in provision of the Services and to provide or have the Services provided without interruption for any reason whatsoever, except in a case of force majeure or a fortuitous event.

In the event of any difficulties that would jeopardize the continuity of service or in case of a recognised interruption, whatever the cause, the parties shall meet in order to set up an appropriate system so as to ensure the delivery of the Products by using any means that they deem fit to resolve or work around the difficulties concerned and to maintain a level of service in accordance with the demands of the Agreement.

On the other hand, in the event of complete interruption of the Services due to a case of force majeure or a fortuitous event lasting more than (2) two months, CDISCOUNT will have the option to terminate the Agreement.

However, if the event in question is due to a strike by EASYDIS’ own staff, then this period of two months shall be reduced to fifteen days.

ARTICLE 14 / AUDIT

CDISCOUNT may have any type of audit (e.g. financial, operational, IT) conducted on the Site and at any place where the Agreement may be performed, in order to ensure EASYDIS’ compliance with the Agreement and with any applicable regulations.

CDISCOUNT must inform the latter about such audit at least 48 hours before the audit is to take place. The audit must be conducted during the Site’s opening hours, and must not disrupt the Site’s activities under any circumstance.

The parties shall meet to share the conclusions of the audit report and take any corrective measures as necessary.

ARTICLE 15 / STAFF

EASYDIS’ staff shall, at all times, remain subordinate to and under the disciplinary authority of EASYDIS, which shall assume full responsibility for its employees.

On the date of signing this Agreement and every six months thereafter, EASYDIS shall send to CDISCOUNT attestation issued by the URSSAF (French Social Security Administration) regarding the obligations pertaining to declaration and payment of dues and contributions to Social Security, and a sworn statement certifying that the services are performed by employees who are lawfully employed under articles L.3243-1, L. 3243-2, L. 3243-4, L. 1211-13, L. 1211-15 and L.1221-10 of the French Labour Code.

EASYDIS shall designate one or more supervisors from among its staff members, who alone shall act as liaisons for CDISCOUNT.

Any CDISCOUNT staff members who may be called on to work at the EASYDIS Site shall undertake to comply with EASYDIS’ company rules, which the latter will have provided to CDISCOUNT beforehand for its information. CDISCOUNT shall remain responsible for its staff.

EASYDIS shall personally deal with any accident on its Site which may involve either its staff or anyone else, including CDISCOUNT’S employees, due to an error caused by its own staff, such that CDISCOUNT cannot be held liable unless an error was committed by CDISCOUNT.

CDISCOUNT shall personally deal with any accident that may occur due to an error committed by its own staff working at the EASYDIS Site, involving anyone, including EASYDIS’ employees, such that EASYDIS can only be held liable if this accident was due to an error committed by EASYDIS.

ARTICLE 16 / LIABILITIES AND INSURANCE

16 -1 Liability

EASYDIS remains liable, vis-à-vis CDISCOUNT or any third parties, for any type of damage for which it may be responsible, arising from the obligations and services under the Agreement.

EASYDIS shall also be liable, vis-à-vis CDISCOUNT, for damages caused by the subcontractors hired by EASYDIS to assist it or assume its place in performing an obligation and/or service covered under the Agreement.

16-2 Insurance

EASYDIS must take out insurance policies with reputable and solvent companies for sufficient amounts necessary in order to cover the liabilities that it incurs as a result of performing this agreement and, as defined in the above article, for any bodily injuries, material and immaterial damages, whether consequential or not. CDISCOUNT undertakes to inform the Client of the maximum value of the stocks once per year, on the date the agreement takes effect.

Prior to signing this agreement, EASYDIS undertakes to present proof of the insurance policies that it has taken out.

CDISCOUNT shall take out insurance policies with one or more reputable and solvent insurance companies and for sufficient amounts, so as to cover its products against risks including but not limited to fire, explosion and water leaks.

CDISCOUNT shall also take out necessary insurance policies with a reputable and solvent insurance company for amounts sufficient to cover the responsibilities that it incurs as a result of performing this agreement, so as to cover any bodily injuries, material and immaterial damages, whether consequential or not.

ARTICLE 17 / OBLIGATION TO PROVIDE INFORMATION

In view of the experience of the two partners, each party undertakes to exchange any information, including information gained from legal or regulatory obligations, enabling each one to progress and improve both the organisation as well as the quality of the Service. Both parties undertake to provide each other with the information and data necessary for managing and auditing the activity (see Appendix 1).

ARTICLE 18 / ENTIRE AGREEMENT

This agreement expresses all of the agreements and undertakings made by the parties with regard to the object of this Agreement and replaces and voids any other previous oral or written agreement or undertaking that may have existed between EASYDIS and CDISCOUNT as pertains to the objects hereof.

ARTICLE 19 / PARTIAL NULLITY

If any of the provisions of this Agreement should be declared null or unenforceable, the validity of the other provisions and of the entire Agreement shall not be affected or reduced.

ARTICLE 20 / ADAPTATION

In general, for all of the services arising from this agreement, the parties shall meet if it should become necessary to make any modifications to or clarifications of the rules defined between them.

Any modifications to the Agreement shall be subject to a written amendment, signed by both parties.

In any case, once a year, by 31 October at the latest, the parties shall meet in order to update the appendices to the agreement.

ARTICLE 21 / TERM

This agreement is entered into for a period of six years extending from 1/1/2013 to 1/1/2019.

Unless terminated by either of the parties, by registered letter with acknowledgement of receipt, one year before its expiration, the agreement shall automatically be renewed for a period of 2 years.

At the time of these renewals, the Agreement may be terminated every two years on its anniversary date by either of the parties, by giving one year’s advance notice by registered letter with acknowledgement of receipt.

ARTICLE 22 / TERMINATION OF THE AGREEMENT

In the event of serious or repeated breach in the performance of the Agreement by one of the parties, the other party may terminate the agreement after formal notice sent to the defaulting party by means of registered letter with acknowledgement of receipt has gone unheeded for more than 30 days.

In the event of termination of the agreement, regardless of the cause, EASYDIS shall honour the orders that have been previously sent to it by CDISCOUNT until the expiry date of the Agreement and CDISCOUNT shall pay the corresponding invoices to EASYDIS.

ARTICLE 23 / CONFIDENTIALITY

All the information communicated or acquired, and any documents received by either of the parties during the performance of this Agreement are to be considered confidential, and the parties undertake to respect such confidentiality both throughout the term of the agreement as well as during the two years following extinguishment of the Agreement, regardless of the reason for such termination.

ARTICLE 24 / INTUITU PERSONAE

This agreement is entered into in consideration of the fact that, as of the date of signing this agreement, both parties belong to the Casino Group.

If, during the term of the agreement, one of the parties leaves the Casino Group, the other party shall have the possibility of requesting that the terms and conditions are immediately renegotiated, particularly the pricing of the agreement. Should the parties fail to reach an agreement within three months, each one of the parties may then terminate the agreement by observing a period of three months’ notice, without payment of compensation to either party.

ARTICLE 25 / ELECTION OF DOMICILE

For the purposes of this agreement and any actions pursuant hereto, each party elects domicile at its respective registered address as indicated in the heading of this Agreement. Each party must inform the other party in the event of any change in said address.

ARTICLE 26 / ALLOCATION OF JURISDICTION

Any dispute that should arise from the agreement shall be referred to the exclusive jurisdiction of the Commercial Court of Paris, regardless of the number of defendants, emergency proceedings and/or on application.

Signed in Andrézieux

On 24/01/13

In two originals, one for each of the parties.

On behalf of CDISCOUNT,	On behalf of EASYDIS,

[Signature]	[Signature]

Rémi AUZANNEAU
Managing Director

[Stamp: EASYDIS company stamp]

APPENDICES

I — Specifications

I Bis — Delivery specifications: suppliers

II — Pricing table

APPENDIX 1

SPECIFICATIONS

Products weighing more than 30 kg and/or with a length of more than 2 metres

Cdiscount.com	Easydis

Your logistics partner

TABLE OF CONTENTS

1.	Scope	3

	1.1. Location and specifics of the warehouse	3

	1.2. Products	3

	1.3. Other products	3

	1.4. Estimated volume analysis in 2013 for the preparation of orders	3

2.	Permanent resources allocated	4

3.	EDI Flows	4

	3.1. Description of IT flows	5

	3.2. Item master record	6

	3.3. Supplier purchase order	6

4.	Scheduling an appointment / Planning and procedures for delivery of goods	6

5.	Supply of consumables	7

6.	Storage	7

7.	Preparation of customer purchase orders	8

	7.1. Labelling	8

	7.2. Cancellation of a customer purchase order	8

	7.3. Shipping of the order	8

8.	Management of stock	9

	8.1. Revolving inventory	9

	8.2. Damaged items	9

9.	Management of returns	10

	9.1. Identification of return flows	10

	9.2. Receipt of return flows (non-damaged goods)	10

	9.3. Receipt of return flows (damaged goods)	10

	9.4. Transfer of damaged items	10

10.	Operational data to be sent	11

1.              Scope

1.1.    Location and specifics of the warehouse

The geographical address of the warehouse run by Easydis for the performance of the agreement is as follows:

ZAC de l’Orme

42162 ANDREZIEUX BOUTHEON

(Depending on the organisation of the stocks and in agreement with both parties, stock can be managed at different addresses e.g. SBO and Combronde, for example).

The total area of the site is spread out over 70,202 m2, distributed as follows: 66,240 m2 for dry storage, 2,576 m2 for offices, and 1,386 m2 for technical facilities.

1.2.    Products

The products concerned are items weighing more than 30 kg and/or with a length of more than 2 metres. They include:

•                  IT

•                  Image and sound (LCD Television, Plasma, HI FI Stereo)

•                  Large household appliances (washing machine, clothes dryer, dishwasher, refrigerator)

•                  Small household appliances

•                  Large household furniture (sofa, armchair, table, chair, bedding, etc.)

•                  Games/ toys

•                  Sporting equipment (bicycles)

•                  Auto parts and accessories

•                  Other items

1.3.    Other products

Other items may be handled within the framework of the partnership, subject to acceptance by Easydis.

1.4   Estimated volume analysis in 2013

Volumes for preparation in 2013 — Source Cdiscount (in items)

	Budget Jan 2013	Budget Feb 2013	Budget March 2013	Budget April 2013	Budget May 2013	Budget June 2013	Budget July 2013	Budget Aug 2013	Budget Sept 2013	Budget Oct 2013	Budget Nov 2013	Budget Dec 2013
EA1	106,607	96,194	90,519	78,217	83,938	95,715	109,079	96,387	90,913	94,896	97,759	116,453
IT	114	84	79	71	69	64	85	74	83	80	79	107
Image and sound	11,685	8,175	6,638	6,189	6,348	6,734	9,214	6,952	6,902	7,579	9,413	17,037
Large household appliances	69,815	59,932	53,422	45,299	48,144	56,261	59,858	59,781	58,229	61,081	59,379	68,451
Small household appliances	1,155	875	665	668	753	729	921	786	741	745	878	1,239
Sofa	11,347	13,148	9,204	7,899	7,154	7,520	12,703	9,695	11,010	11,224	11,120	10,535
Bedding	3,183	3,010	2,325	2,422	2,009	2,474	3,960	3,408	3,304	3,103	2,945	3,468
Large home improvement goods	167	308	1,347	1,371	1,701	1,922	1,619	943	624	489	422	503
Large gardening equipment/supplies	1,401	3,055	9,596	7,628	10,365	11,481	8,612	4,233	1,721	857	707	631
Large furniture	5,491	5,875	4,703	4,135	4,097	4,997	7,315	6,781	6,335	6,794	6,517	7,391
Games/Toys	0	0	0	0	0	0	0	0	0	0	0	0
Sports equipment	567	367	323	345	346	444	557	382	370	350	354	475
Ready-to-wear	0	0	0	0	0	0	0	0	0	0	0	0
Childcare	721	564	495	484	483	508	851	653	607	607	504	676
Auto parts and accessories	32	34	33	33	29	36	42	32	31	29	32	48

Volumes of physical stock (end of month) — Source: Cdiscount (in part)

	Budget Jan 2013	Budget Feb 2013	Budget March 2013	Budget April 2013	Budget May 2013	Budget June 2013	Budget July 2013	Budget Aug 2013	Budget Sept 2013	Budget Oct 2013	Budget Nov 2013
EA1	133,457	119,858	113,761	131,249	134,639	122,762	127,467	125,857	131,263	135,897	157,629

2.              Permanent resources allocated

Easydis undertakes to set up the structures and human and material organisations necessary for the receipt, preparation, and shipment of the volumes depending on the outputs defined between the two parties. Both parties must consult each other regularly in order to define the estimated volumes (receipt and shipment) depending on market evolution.

Easydis undertakes to inform and to exchange with Cdiscount the human and material resources implemented for providing the service.

Cdiscount undertakes to inform and exchange with Easydis about the receipt and shipment estimates.

3.              EDI Flows

Files: Cdiscount

Flow 1: Suppliers (creation)

Flow 2: Items (creation & modification)

Flow 3: Purchase orders

Flow 4: Picking slips (creation)

Flow 7: Modification of items

Files: EasyDis

Flow 5: Receipt movements

Flow 6: Notice of shipment

Flow 8: Stock corrections

Flow 9: Acknowledgement of receipt of cancellation of order (V2)

3.1.    Description of IT flows

Flow 1: Supplier record

Cdiscount forwards each new supplier created corresponding to the Easydis warehouse.

Flow 2: Items

All the items created at Cdiscount corresponding to the Easydis warehouse are forwarded to Easydis in order that it has record of the product information (dimensions, weight, height, depth, M3), suppliers, and descriptions of the items that might appear on the purchase orders or on the picking slips.

Flow 3: Purchase orders

Cdiscount transfers to Easydis all of the purchase orders that have been validated by the buyer and which correspond to the Easydis warehouse.

The supplier makes an appointment with Easydis to receive the goods based on these purchase orders.

Flow 4: Receipt of purchase orders

Easydis transfers to Cdiscount the information related to the total or partial receipt of purchase orders.

Easydis must only accept the purchase orders that have been sent to it via flow 3 and which have not been cancelled (flow 9 V2).

Easydis must enter the quantity actually received.

Flow 5: Picking slips

Cdiscount transfers to Easydis the Picking Slips exclusively containing the items in stock at the Easydis warehouse.

Flow 6: Shipment notices

When Easydis has finished the preparation and shipment of the Picking Slips indicated in flow 5, it forwards the corresponding shipment notices to Cdiscount.

Flow 7: Changes of items

Easydis sends Cdiscount additional or corrective information concerning the items, such as barcode, width, length, etc., by email. Cdiscount sends back the file of item master records corrected by EDI.

Flow 8: Stock corrections

When Easydis rectifies the stock of an item, a sheet with the corrections made is sent by EDI to Cdiscount in order for it to update its stock.

Easydis has its own IT tool for tracking stock, called Gold Stock. This tool enables electronic management of stocks moved.

In this way, Cdiscount is in direct contact with Easydis and benefits from feedback in real time.

•                  Viewing of stocks (Gold Stock)

•                  Computerised management of stock

3.2 Item master record

On a daily basis, Cdiscount sends a file with the item master records. The item master record is sent only once to GOLD STOCK, except in the case of updating the features of products.

Cdiscount is responsible for maintaining the item master record and, as such, must modify the features of the items should they change. However, if Easydis observes that one of the fields of the product is incorrect (barcode, name of the product, the dimensions or the name of the supplier), Easydis shall email the designated contact person in order that said person may make the update via GNX.

Cdiscount shall confirm the modifications made by email reply.

The correction of an item master record must be made within 24 hours following the request.

3.3 Supplier purchase order

Cdiscount sends Gold Stock the supplier purchase orders to be accepted (supplier order number, products and quantities, deadline for acceptance, etc.).

The orders are sent by Cdiscount to Easydis in EDI before making an appointment.

4.              Scheduling an appointment / Planning and procedures for delivery of goods

The details of the procedures for scheduling an appointment for delivery by the supplier and the cases of conformity or non-conformity at the time of delivery are detailed in the supplier delivery specifications.

Easydis undertakes to employ the necessary human and material resources according to the receiving volumes requested by Cdiscount. Cdiscount reserves the right to vary the volumes with an advance notice period of at least one week, in agreement with Easydis. If this fluctuation leads to changing the working hours, the period will be extended to two weeks.

Acceptance

Acceptance must occur within 24 hours following unloading.

In the initial inspection, the goods must be inspected

•                  Qualitatively: visual inspection of the goods (e.g. no moisture, no damaged parcels)

•                  Quantitatively in relation to the consignment note (inspection of the number of units in relation to the consignment note)

•                  In case of discrepancy, any reservations must be expressed in accordance with article L.13363 of the French Commercial Code

The goods must undergo a second inspection:

•                  Qualitatively: BARCODE / Reference / EC standard

•                  Quantitatively in relation to the Cdiscount purchase order and the delivery slip, check of quantities in relation to the consignment note

•                  A complaint must be filed:

•                  If the product does not correspond to the product ordered

•                  If the quantity on the delivery slip = physical quantity

•                  If the quantity on the delivery slip > quantity on the purchase order, the quantity on the purchase order will be accepted and a claim must be filed to dispute the excess quantity.

•                  If the quantity on the delivery slip <> physical quantity

•                  If greater, acceptance of the physical quantity and a claim must be filed to dispute the quantity on the delivery slip

•                  If less, acceptance of the quantity corresponding to the delivery slip and a claim must be filed to dispute the excess quantity

The specific operations requiring re-packing and/or re-packaging are excluded from this invoice and will be subject to an estimate before carrying out these tasks, to be sent to Cdiscount’s contact persons.

In the event of any discrepancy, Cdiscount’s contact persons must be informed in order to make any decision with the aim of limiting complaints.

Quality control committees will be organised and will meet regularly at the different entities in order to improve the supplier’s packing and deliveries.

5.              Supply of consumables

Managing consumables is the responsibility of the staff at Easydis — Andrézieux. The costs inherent to securing packages on pallets are included in the price established for the service.

Specific operations requiring re-packing and/or re-packaging are not included in this invoicing and shall be subject to an estimate before carrying out such tasks.

6.              Storage

At its warehouse in Andrézieux les Sources, Easydis stores products offered for sale by Cdiscount, whose weight exceeds 30 kg.

Staff members at Easydis accept the products, store them, prepare the orders according to the instruction sheets sent by Cdiscount and then ship the products.

The staff members record the entry and exit movements of the products using the company’s Gold Stock software. A record of these movements is sent via EDI to Cdiscount.

Depending on the quantities received, the products are stored by references, in bulk or on racks.

The products stored in bulk are bundled in compliance with the manufacturers’ rules, indicated on the packages of the products (maximum number of items bundled).

The products stored on racks are put on pallets beforehand.

Each product reference is recorded in the Gold Stock system, listing a specific “address” at the warehouse (only one reference per address; however, depending on the quantities, a reference may consist of several “addresses”).

The optimisation of stock, location, satellite/ principal distribution and the storage rules are defined and discussed by both parties.

7.              Preparation of customer purchase orders

Each day, Cdiscount sends electronic files containing the customer orders to be prepared.

If a customer order consists of several products and one of the products is missing, Easydis then ships the product in stock. Cdiscount determines whether or not to generate a new picking list for the product not shipped.

7.1.    Labelling

After sending the electronic file, Easydis prints out the shipping labels (one label per parcel). These labels indicate (see Appendix 1: example of label):

•                  The customer’s contact information (full name and address of the customer)

•                  Order number (Cdiscount picking list)

•                  Gold Stock pre-assigned lot number

The physical picking of the parcels is done according to the instructions provided on the shipping labels or orally, depending on how Easydis organises the warehouse. Easydis will affix the labels onto the parcels.

7.2.    Cancellation of a customer purchase order

A customer order can be cancelled for a variety of reasons:

•                  Cancellation due to personal convenience

•                  Wait time too long due to partially, generally or temporarily running out of stock

Cancellation of a customer purchase order automatically results in cancellation of the sale between the customer and Cdiscount.

Easydis will receive a list of the cancelled orders from Cdiscount’s customer service department and therefore those orders will not be prepared.

In response, Easydis will acknowledge receipt of the request and validate the cancellation of the order.

Cancelling an order is only possible prior to preparation. If a product is already in the process of being prepared, the order cannot be cancelled.

A specific procedure will be set up in order to handle cancellations following a call made to the call centre to schedule an appointment via “C’est Chez Vous”.

7.3.    Shipment of the order

The products identified using preparation labels are grouped by SI GOLD on pallets at destination points for pick-ups and/or deliveries. These pallets are secured using a safety band (sellotape) and film wrap when necessary.

The pallets must not exceed 2 metres in height, except in the case of individual products having larger dimensions.

Easydis undertakes to limit the remaining products at the platform and to provide the items to Cdiscount when it has them. The rules for grouping orders on the same support or load are defined by Cdiscount in accordance with the delivery points.

8.              Management of stock

8.1.    Inventory

Easydis then conducts a physical inventory of the products present at the HUB by carrying out two physical cross-checks for each reference.

Cdiscount will then replenish its stock according to the discrepancies observed.

Easydis undertakes to perform regular inspections of stock at its own initiative or at the request of Cdiscount. In doing so, the objective is to carry out an inventory of all of the stock at least once every two months.

Stock corrections

Cdiscount may consult the stock corrections performed by Easydis by consulting the status of the stock corrections in Gold Stock or by consulting the file of stock corrections made available to Cdiscount everyday via EDI.

8.2.    Damaged items

Once the goods are accepted without any reported anomaly, all of the damaged items (e.g. due to breakage, loss, theft, missing items) observed at the Andrézieux les Sources site will be listed in order for Cdiscount to take them into account.

Easydis shall make the corresponding updates of stock, and begin monitoring these anomalies.

A percentage of breakage depending on the PUMP turnover and the number of items shipped will be monitored on a weekly basis in order for both parties to be able to implement actions to enable reducing breakage to a minimum; an objective will be established jointly by the parties as soon as possible.

A percentage of adjustment depending on the PUMP turnover and the number of items shipped will be monitored on a weekly basis in order for both of these parties to be able to implement actions to enable reducing the percentage of adjustment to a minimum; an objective will be established jointly by the parties as soon as possible.

A level of quality (BOA: error in references, in % of the turnover) net (including the analyses) will be monitored on a weekly basis in order for both of these parties to be able to implement actions so as to reduce the level of quality to a minimum; an objective will be established jointly by the parties as soon as possible.

9.              Management of returns

9.1.    Identification of return flows

Parcels returned from the meeting points or the departure points are identified using a listing (CCV: Excel file, Launched: via Nodisoft).

A product will be considered as damaged if the product and/or its packaging have been ruined. Damaged and undamaged products can be received in the same vehicles provided that they have been sorted beforehand and placed on different supports.

Non-damaged goods are reintegrated into the stock at the Easydis warehouse.

9.2.    Acceptance of return flows (non-damaged goods)

On receipt, returned products will be subject to an inspection of their quantity and condition. Non-damaged goods will be reintegrated into the stock at the warehouse.

9.3.    Acceptance of return flows (damaged goods)

The damaged products will be subject to a quantitative inspection on receipt, but will not be included in the stock electronically. They will be stored in a specially reserved area until their scheduled shipment to the Cdiscount platform.

9.4.    Transfer of damaged items

Damaged items will be systematically shipped to the Cdiscount site.

The procedure for handling returns will be reviewed and will be subject to its own specifications, which will be drafted in an addendum to this agreement in order to limit financial losses and expedite the flow of returns both for Cdiscount and the Andrézieux site and service providers.

10.       Operational data to be sent

The parties agree to establish daily indicators in order to monitor the activity and give themselves until the end of March 2013 in order to establish the format and content.

Appendices

Appendix 1: Example of parcel label

Appendix 2: Standard inventory type file

APPENDIX 1

CDT ANDREZIEUX CDIS
Order No. 1102281112LV4N8
Ref: 006339 Picking Slip No. 10822637
CEFMB410FSA — CONTINENTAL EDISON FM

Date of Appointment Truck

Cdiscount PICK-UP POINT
FAUCONIER SYLVIE
ZAC DU FERRIER ALLEE DES BLEUETS
60440 NANTEUIL LE HAUDOUIN

CD031 [barcode] EMP

Picking Slip No. 10822637
Lot No.: 886096 Parcel No.: 1082253770101

01-H-53-406
CEFMB410FSA — CONTINENTAL EDISON FM

Parcel No.: [barcode]
1082253770101

Ref: 006339
CEFMB410FSA — CONTINENTAL EDISON FM
FAUCONIER SYLVIE

APPENDIX 2

CASINO CODE	DESCRIPTION	QUANTITY (consumer sales unit)
000100	ARTMARTAOC45440W — AMARTIN AOC 4544	37
000101	LADENAM144 — LADEN AM144	20
000102	ELECASI63010W — ELECTROLUX ASI63010	1
000103	WHIRLAWOD1366 — WHIRPOOL AWO/D 136	8
000105	FAUREFTA103 — FAURE FTA 103 — SECHE [DRY]	45
000106	BOSCHSGI57M86EU — BOSCH SG157M86EU	6
000107	PHIL_42PFL5603H — PHILIPS 42PFL5603	204
000108	BOSCHSG157M82EU — BOSCH SGI57M82EU	8
000109	WHIRLPADG8533IX — WHIRPOOL ADG8533	2
000110	ELECASI63010X — ELECTROLUX ASI63010	3
000111	WHIRLAFG6212B — WHIRLPOOL AFG6212B	52
000112	ELECEKP90310X — ELECTROLUX EKP90310	1
000113	FAUREFDF105 — FAURE FDF 105	3
000114	LADEN5295SI — LADEN 5295SI	36
000115	WHIRLPAWE10727 — WHIRLPOOL AWE 1072	0
000116	WHIRLAKZ229IX — WHIRLPOOL AKZ 229 I	171
000117	FAUREFTE233 — FAURE FTE233 SÈCHE LI	55
000119	WHIRLPOOLAWZ3302 — WHIRLPOOL AW3302	5
000120	PHIL_42PFL3522D — PHILIPS 42PFL3522	502
000121	WHIRLFRSS2VD3J — WHIRLPOOL FRSS2VD3	68
000123	WHIRLAWOD10814 — WHIRLPOOL AWOD1081	34
000124	WHIRLAKZ229WH — WHIRLPOOL AKZ 229 W	29
000125	WHIRLPOOLAWE7777 — WHIRLPOOL AWE7777	2

APPENDIX 1 BIS

SPECIFICATIONS

SUPPLIER DELIVERIES

Products weighing more than 30 kg and/or with a length of more than 2 metres

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Cdiscount.com	Easydis
Your logistics partner

TABLE OF CONTENTS

1.	PREAMBLE	3

2.	SCHEDULING AN APPOINTMENT	3

3.	DELIVERY SLIP	5

4.	TYPES OF DELIVERY	6

4.1. Palletised delivery		6

4.2. Bulk delivery		7

5. PACKING OF PARCELS		8

6. IDENTIFICATION OF THE PARCELS		9

7. QUANTITIES ORDERED		9

8. NON-CONFORMITIES ON RECEIPT		9

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1.              PREAMBLE

The measures established enable better coordination between suppliers / freight forwarders and warehouse and optimisation of the delivery, receipt and storage operations.

The purpose of these specifications is to lay out the rules and mode of operation for the delivery of Home/ Leisure/ Multimedia products.

Depending on the type of product, the supplier may be required to deliver to several logistics sites, including transit sites whose addresses will be provided at the time of making the appointment and/or are found on the purchase order. It is essential to respect the delivery address for these products. Where required, Easydis reserves the right to reroute a truck at the time of its appointment.

The supplier must deliver the order on the date requested and in compliance with these specifications. The freight forwarder must show up on the scheduled date and time of the appointment with the documents corresponding to the delivery and the purchase order number on hand.

Upon arrival at the delivery sites, the driver in charge of the delivery is required to sign the safety protocol that will be presented to him. He must also wear personal protection equipment (safety boots and fluorescent vest). Any non-compliance may result in the entire truck being rejected.

Parking on the premises of the warehouse is prohibited between 21:00 and 05:00. The freight forwarder must take the necessary measures to comply with this rule. The warehouse is also closed between Friday 21:00 and Monday 05:00.

All of the logistics documents (e.g. delivery slip, bill of transport) must be written in French. However, documents written in English may also be accepted.

Considering the value of the goods, the supplier undertakes to exercise (or have its freight forwarder exercise) all necessary precautions to ensure the security of the method of transport.

The goods must have already cleared customs before arriving at the warehouse (except for EMC cases)

2.              SCHEDULING AN APPOINTMENT

The receiving hours at the warehouse are from Monday to Friday, from 06:00 to 16:30.

However, depending on the type of merchandise delivered, it may not be possible to schedule pick-ups in the afternoon. This information will be provided when making an appointment.

The supplier must deliver the order on the date requested, in accordance with the Cdiscount Supply Terms and Conditions and in compliance with these specifications.

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The supplier (or its freight forwarder) is required to schedule an appointment prior to any delivery. Deliveries made without an appointment will be rejected. The contact information for scheduling an appointment is provided below. Requests to schedule an appointment must be made by email.

Easydis les Sources

ZAC de l’Orme

P.O. Box 20077

42162 Andrézieux Bouthéon

Email: jzambelli@groupe-casino.fr

The appointment must be requested as soon as possible and no later than 15 days before the delivery date mentioned on the purchase order. The appointment will then be set according to the availability on the schedule concerned.

Notification of any change in appointment or impossibility of making a delivery must be given at least 48 hours in advance to the email address indicated for scheduling appointments (except for an incident/ traffic accident, which will be treated on a case-by-case basis).

A truck must be assigned to a single order; that is, an order must not be delivered on several trucks. In the case of an anomaly, it is necessary to contact Cdiscount’s supplier to make any changes.

The following information is mandatory for scheduling an appointment:

•                  The supplier’s or the freight forwarder’s contact information (telephone, fax, email)

•                  All of the order numbers to be delivered

•                  The type of delivery (palletised, bulk)

•                  The container number, if known

•                  The total number of pallets actually delivered (stacked or on the ground) or parcels for bulk deliveries

•                  The date stipulated on the order (provided by the supplier) and desired delivery date

•                  The type and reference number of the products (enabling these products to be routed)

•                  Any possible comments (e.g. palletisation 100x120, catalogue)

The appointment given will never be prior to the delivery date requested by the supply house, unless specifically requested by the latter.

In several purchase orders are delivered for which only some have an appointment scheduled:

•                  Purchase orders without an appointment will be rejected.

•                  Failure to distinguish between purchase orders with an appointment and those without an appointment will result in the entire order being rejected.

Beyond one hour of delay, the delivery will be accepted or rejected according to the availability at the warehouse. Whatever the problem, the supplier must warn the supply house.

In the event of delays, the supplier may be subject to penalties beyond any commercial negotiation in accordance with the CDiscount Supply Chain Conditions.

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3.              DELIVERY SLIP

All deliveries must be accompanied by one or more Delivery Slips corresponding to the goods delivered.

Any purchase order delivered without a delivery slip or with other documents (i.e. packing list) will be rejected.

•                  A Delivery Slip is not a Shipping Voucher, nor an invoice or a purchase order. Submitting a purchase order instead of a Delivery Slip is prohibited.

•                  Any order delivered with a Delivery Slip having been subject to handwritten changes shall be rejected or be subject to Reservations.

•                  In accordance with the laws in force, the goods must also be accompanied by a consignment note.

•                  During the delivery, before opening the trailer/container, the driver must present to the guard station the Delivery Slips as well as the consignment note. The Delivery Note must not be affixed to a pallet or inserted in a parcel. The supplier shall, however, provide the documents to the Cdiscount suppliers, should they be requested.

•                  Special case of containers: In order to avoid any difficulties on receipt, in the case of containers, it is preferable to put a photocopy of the Delivery Slip on the first parcel (on the doors) of the container.

A single reference must be delivered in the same manner on all sites and in accordance with the master item record provided beforehand by the purchaser.

If a vehicle shows up without a delivery slip, it must wait at the parking lot PL for an unspecified amount of time until the documents are received either by email or fax. Consequently, it will not be able to be unloaded and will have to schedule another appointment.

The following information must be indicated on the Delivery Slip:

•                  Cdiscount internal order number

•                  Name and address of the supplier

•                  Supplier and/or Cdiscount internal item reference numbers (SKU)

•                  Quantities ordered and delivered per reference

•                  Barcode of the reference

•                  Number of handling units (number of pallets and/or parcels)

The information supplied to Cdiscount on the databases for referencing of items must be rigorously respected. Any discrepancies observed between information submitted and delivery may result in rejection of goods or in the supplier being re-invoiced for a service.

In the case of a palletised reception:

The information to be provided is as follows:

•                  Supplier parcel with EAN code (1 reference = 1 unique EAN code)

•                  Number of layers

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•                  Number of parcels or items on a pallet

•                  Dimensions of the parcels

•                  Weight

In the case of a bulk reception:

The information to be provided is as follows:

•                  Supplier parcel with EAN code (1 reference = 1 unique EAN code)

•                  Number of layers in the container

•                  Dimensions of the parcels

•                  Weight

See the following example of a Delivery Slip:

Delivery Slip
Supplier Name	Cdiscount
Supplier address	Delivery address
Cdiscount order no.
Total pallets delivered:
Total parcels delivered:

Item code 1 — Description item 1	Qty delivered/ Qty ordered	Parcel No./ Pallet No.
Item barcode 1
NO. per outer

Item code 2 — Description item 2	Qty delivered/ Qty ordered	Parcel No./ Pallet No.
Item barcode 2
NO. per outer

Item code 3 — Description item 3	Qty delivered/ Qty ordered	Parcel No./ Pallet No.
Barcode article 3
NO. per outer

4.              TYPES OF DELIVERY

4.1.    Palletised Delivery

The pallet must not be broken, and must be tightly wrapped in film (including goods and mount) in order to guarantee the stability of the products when the film is removed. It must also be wrapped with a safety band in order to ensure the integrity of the goods delivered.

Pallet characteristics:

•                  Must be at European standards 80x120 (EUR, CHEP, etc.), insofar as it is possible: any request for different palletisation (100x120, plastic, without value, etc.) is subject to prior approval by the Department for Coordinating Flows.

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•                  Must be adapted to the product in terms of size (The products should not be able to be damaged if they extend excessively beyond the wooden support).

•                  Must not exceed 1.80 m, including the mount:

•                  Any delivery of pallets between 1.80 m and 2.40 m will be subject to rejection or, in the case of approval by Easydis, an estimate for repalletisation at the supplier’s expense

•                  Deliveries on pallets larger than 2.40 m will be systematically rejected.

•                  Must be fireproof.

The following information must be indicated on the pallets:

•                  Address of the warehouse

•                  Name of the supplier

•                  Corresponding Cdiscount purchase order number

•                  Progressive pallets

The pallets must be hold a single reference when the volumetry so allows. Using multiple references is allowed only if:

•                  The references are grouped together on the same pallet

•                  A same reference is not found duplicated on several supports

Non-conformities in the palletisation may result in the goods being rejected or in the supplier being re-invoiced for a service.

Palletised deliveries of parcels presenting sub-parcels A + B must have been processed in order that A and B are bound together (e.g. sellotape, film, strap). If that is not the case, the loading will be similar to a bulk delivery and may be rejected.

4.2 Bulk Deliveries

Rules for filling bulk containers and trucks:

•                  Load reference by reference; do not mix the parcels.

•                  Leave space between the last layer and the roof in order to be able to grab the parcels (At least 10 cm).

•                  Respect the pictogram of the parcels.

•                  Do not load flat parcels on the ground in order to prevent such parcels from bursting open.

•                  Even out the loading.

•                  Bind the goods down if the load is not full.

•                  Cushion the end of the container to prevent objects from falling when opening the container.

•                  No trailers covered with a tarpaulin to guarantee complete parcels

•                  Make sure the container air holes are not blocked.

•                  Bind large and heavy products down in order to avoid any risk of accidents when opening the doors of the container or of the truck during unloading, in the case of a full container.

GEM tv deliveries > 51 cm

It is essential to follow the loading plan:

•                  The goods must be loaded by reference.

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•                  A useable space of 5 cm must be left on each side in order to enable the vehicle to be unloaded from the back and by “clamp”. This margin must be secured by detachable cushioning devices (air-bag in non-excessive quantities).

•                  Respect the direction of the pictograms of the parcels.

•                  Delivering layered parcels is prohibited.

•                  If necessary, the parcels must be tied up.

•                  Respect the direction of the clamping (the product must be able to be clamped by accessing the back doors of the truck).

GEM/ TV products must not be delivered in a gooseneck truck (with a taller platform than the cabin of the truck) because unloading with a pincher carriage is impossible.

In the case of a bulk container or truck with a multi-parcel reference, the loading must be carried out in order that it is possible to put all of A+B back together immediately. Consequently, the loading must alternate the products A and B, or even C.

E.g.: parcel A to the right and parcel B to the left

The truck must be tall enough to be able to fit on the platform (without a machine or wedges) and in such a way that unloading is possible with the classic handling frontal type pincher carriage equipment for the household appliances (condition of the bed of the truck).

The loading plan must respect unloading constraints: heavy parcels must be placed at the front of the trailer and light parcels at the back in order to avoid instability, thus making it difficult or impossible to unload.

If a packing band is used, it is essential to use a plastic one and not a metal one (to avoid the risk of injury).

5.              PACKING OF PARCELS

The packing of parcels must ensure that the product is not damaged until delivery to the end client by withstanding the necessary handling during logistics and transport.

It is essential that the packing and dimensions be identical to those indicated on the Cdiscount product sheet.

The parcels must be intact (not wet or torn, etc.).

The packing must be arranged so that the goods are maintained correctly.

The packing must be adapted to the weight and size of the product in order to be make it possible to follow the pictogram and the manufacturer’s recommendations, allowing reloading during freight forwarding, storage and handling until delivery to the end customer.

For the household appliances the wooden battens that strengthen the package must not exceed the length of the product (polystyrene).

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The parcels must be securely closed. The packaging of the same product must be identical throughout the life of the product.

The following logo must appear on the packages of the products received.

FURNITURE DELIVERIES (e.g. sofas, armchairs, living room furniture, outdoor furniture)

Each item must be protected by a cover before being placed in a double ribbed box with film wrap. A protection must be added to the backdrop in order to avoid rips or tears and to protect fragile products.

6.              IDENTIFICATION OF THE PARCELS

Each parcel must be identified by a parcel label.

The following information must be indicated:

•                  Logistics EAN in ITF form (DUN 14) or EAN 13

•                  The colour and/or vat number must be mentioned on the parcel

•                  Product labelling

•                  Weight

•                  Progressive (Parcels 1/2, 2/2… for multi-parcel references)

•                  Storage and/or handling pictogram (Unless directly present on the packaging)

The size of the label must be large enough to ensure the information is readable.

The parcel label must be affixed on one of the sides of each box or display in such a way that it is visible from outside of the pallet.

7.              QUANTITIES ORDERED

The supplier undertakes to deliver the quantities ordered in accordance with the order (in terms of quantity and reference) in one delivery, on the confirmed date of the appointment and in one truck, if possible.

If any item is missing, it will inform the supply house as soon as possible.

The deliveries of remaining amounts will be left up to the supply house and will require another appointment to be scheduled.

No excess quantity or product substitution will be accepted unless agreed to by the Cdiscount supply house.

8.              NON-CONFORMITIES ON RECEIPT

Any non-conformity on receipt in general will cause a delay and may create a disturbance at the supplier’s expense, or may lead to the goods being taken back.

Whatever the risk, the supplier must warn the supply house.

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Cases of non-conformity are as follows:

•                  No. per outer not respected

•                  Switching of item

•                  Replacement item at the supplier’s initiative

•                  Incomplete parcel (or empty)

•                  Error on the label

•                  Colouring

•                  Composition of the no. per outer

•                  Non-compliance with the logistical data

•                  EAN not compliant with that expected

•                  Non-compliant, insufficient or non-existent packaging

•                  Technical files

•                  Damaged, soiled, ripped, broken or wet product

•                  Unsuitable or damaged load carrier

•                  Lack of support on a palletised delivery

•                  Pallet too high or unstable

•                  Impossible to unload with a clamp device

•                  Margins (on the side and between the roof and the product) non-existent

•                  Impossible to remove bulk parcels (Overfilling the container, moisture having made the parcels swell)

•                  Etc.

Non-compliant goods will be subject to:

•                  either the goods being immediately taken back

•                  or repair invoiced to the suppliers (incurring expenses, repair work)

The warehouse reserves the right to reject:

•                  Goods damaged during transport (e.g. load having moved during transport, victim of theft)

•                  Pallets without a safety band (or with a defective safety band)

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APPENDIX 2

PRICING

1

Both the variable and fixed invoices for the service for Cdiscount will be calculated according to the actual corresponding costs and according to the method of breaking down the expenses as defined below.

The invoices will be issued each month M+1 for the month M.

	DESCRIPTION	INVOICING METHOD
WAGES AND EXPENSES	Wages and expenses of permanent staff	Hours worked
VOCATIONAL TRAINING		Real (in auto with the Wages & Expenses)
EXTERNAL STAFF	Temporary staff	Hours worked
PROFITSHARING AND SHAREHOLDING		Real (in auto with the Wages & Expenses)
RELATED COSTS	Group catering, clothing, occupational doctor	Ratio of hours worked Cdiscount Activity / Total hours worked Andrézieux
EMPLOYEE COSTS

TAXES AND FEES		Portion of the areas occupied (1)
RENT	Gross rent paid for the site	€38 per year / m2 occupied (2)
RENTAL FEES		Portion of the areas occupied
OCCUPANCY COSTS

FIXED PLATFORM SERVICE	Payment of service provider invoice	Real
VARIABLE PLATFORM SERVICE	Payment of service provider invoice	Real
PLATFORM SERVICE

UTILITY EQUIPMENT RENTAL	Maintenance cart	Real
MISCELLANEOUS EQUIPMENT RENTAL	Rental of mobile racks	Real
AMORTIZATION OF EQUIPMENT		Real
PURCHASE OF SMALL EQUIPMENT AND SUPPLIES		Portion of the areas occupied
UPKEEP OF MAINTENANCE EQUIPMENT		Portion of the areas occupied
AGREEMENTS FOR MAINTENANCE OF CARTS		Real
COST OF EQUIPMENT

CLEANING	Cleaning of the site	Portion of the areas occupied
SURVEILLANCE AND SECURITY	Prosegur	Portion of the areas occupied
OTHER EXTERNAL SERVICES	Maintenance of green spaces, snow-clearing	Portion of the areas occupied
EXTERNAL STAFF

UTILITIES	Water, gas, electricity	[50% x portion of the areas occupied + 50% x portion of the total hours worked Andrézieux] X total cost (utilities)
MISCELLANEOUS SUPPLIES
Miscellaneous supplies	Small tools	Portion of the areas occupied
Office supplies	Office equipment	Ratio of hours worked Cdiscount Activity / Total hours worked Andrézieux
Labelling supplies	Exploitation labels	Portion of the areas occupied
Packaging supplies	Sellotape Cdiscount	Real
POST OFFICE AND TELECOMMUNICATIONS SERVICE	Franking, telephone service	Ratio of hours worked Cdiscount Activity / Total hours worked Andrézieux
MISCELLANEOUS TRANSPORT		Real
TRAVEL COSTS		Real
IT		Ratio of hours worked Cdiscount Activity / Total hours worked Andrézieux
OTHER EXPENSES		Ratio of hours worked Cdiscount Activity /

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Total hours worked Andrézieux
OPERATING COSTS

(1) Breakdown of the surface area of the Andrézieux site. Sources: 70,202m2 of total area, of which 2,576m2 is office space and 1,386m2 is for technical facilities.

Dry storage thus represents 66,240 m2.

E.g. calculation of Qp in January 2013: (Area of dry storage occupied by Cdiscount) / (Total dry storage area) = 46,000m2 / 66,240m2 = 69.4%

This ratio is subject to fluctuate each month according to the area occupied by Cdiscount.

(2) The m2 occupied by Cdiscount are calculated as follows:

= [Area of dry storage occupied by Cdiscount] + Portion [Dry storage occupied by Cdiscount] X [Technical facilities]

E.g. in January 2013: 46,000 m2 + 69.4% X 1,386m2 = 46,962m2

The gross rent paid per m2 thus amounts to €38 for the year 2013. This amount will be indexed on the following years. The offices occupied by Cdiscount will be subject to invoicing in addition to the real amount.

[Initials]

As concerns invoicing, Easydis undertakes to provide the breakdown to Cdiscount in order to conduct a control (i.e. number of hours, invoice).

However, if certain expenses do not fall within the framework defined in the table above, the parties agree to meet to approach each other in order to reach mutual agreement on a rule for sharing expenses.

Any investment request or requirement must be validated by mutual agreement between EASYDIS and Cdiscount and will be subject to invoicing at the real amount.

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